EXHIBIT 10.12

DEMAND PROMISSORY NOTE

$749,925,329.03

New York, New York	July 22, 2003

FOR VALUE RECEIVED, the undersigned (“Maker”) unconditionally promises to pay to the order of TransDigm Inc., a Delaware corporation (“Lender”), at 26380 Curtiss Wright Parkway Richmond Heights, Ohio 44143, or at such other place as the holder of this Demand Promissory Note (this “Note”) may designate from time to time in writing, ON DEMAND, in immediately available funds, the principal sum of SEVEN HUNDRED FORTY NINE MILLION NINE HUNDRED TWENTY FIVE THOUSAND THREE HUNDRED TWENTY NINE DOLLARS AND THREE CENTS ($749,925,329.03) plus any accrued and unpaid interest thereon.

1.                                       Demand Right; Payment of Note.  Lender may demand at any time and from time to time in whole or in part the payment of the principal amount outstanding and all accrued and unpaid interest on this Note.  All payments shall be made in immediately available funds.

2.                                       Interest; Default Rate.  The principal amount outstanding under this Note shall bear simple interest at the rate of 1.6% per annum.  Any amounts outstanding under this Note that shall have been demanded by the Lender hereto and not paid shall bear simple interest from and after the date of such applicable demand at the rate of the lesser of (a) 4% and (B) the maximum annual rate permitted by law.

3.                                       Prepayment.  Maker may prepay the principal amount outstanding under this Note at any time, in whole or in part, together with all accrued and unpaid interest thereon and any other sums due and owing hereunder, on any business day, without payment of a premium or penalty.

4.                                       Application of Payments.  All payments made on this Note may be applied, at the option of Lender, first in payment of any costs or expenses of Lender due hereunder, then in payment of any late charges due hereunder, then in payment of any accrued and unpaid interest due hereunder, and any balance shall be applied in payment of the outstanding principal balance of this Note.   Each payment tendered to Lender on this Note shall be payable in lawful money of the United States which shall be legal tender for public and private debts at the time of payment.

5.                                       Waivers. Maker waives presentment, demand, protest, notice of dishonor and all other notices of every kind and nature to which Maker would otherwise be entitled under applicable law.  To the fullest extent permitted by law, Maker waives the benefit of all laws and rules of law intended for his protection or advantage as a party liable on this Note or providing for its release or discharge from liability upon the failure or refusal of Lender to perform certain acts, including, but not limited to, any law and any rule of law requiring Lender to institute any suit or action on this Note, but excluding any statute of limitations applicable to the collection or enforcement of this Note.

6.                                       Acceleration; Remedies.  Upon the failure by Maker to make any payment required hereunder, the entire principal amount outstanding, and all accrued and unpaid interest, and all other sums required under this Note shall become immediately due and payable, without presentment, demand, protest or notice of any kind.  In addition, (i) if Maker (1) commences any proceeding, under any law, now or hereafter in force, relating to bankruptcy, insolvency, reorganization, liquidation, or otherwise to the relief of debtors, (2) makes any assignment for the benefit of creditors or a composition or similar arrangement with such creditors, or (3) appoints a receiver, trustee or similar judicial officer or agent to take charge of or liquidate any of its property or assets; or (ii) upon the commencement against Maker of any involuntary proceeding of the kind described in clause (i), the entire principal amount outstanding, and all accrued and unpaid interest, and all other sums required under this Note shall become immediately due and payable without presentment, demand, protest or notice of any kind.

7.                                       Additional Provisions.

(a)                                  This Note shall be governed by and construed and enforced in accordance with the laws (without giving effect to the conflict of law principles thereof) of the State of New York.

(b)                                 No amendment, modification, termination, or waiver of any term or condition of this Note nor any consent by Lender to the departure by Maker from any provision of this Note shall be effective unless made in writing and signed by Lender, and any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.  No failure on the part of Lender to exercise, and no delay of Lender in exercising, any right, power, or remedy under this Note shall be construed as a waiver of the right to exercise the same or any other right at any time.

(c)                                  Any determination that any provision of this Note or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Note.

(d)                                 The covenants, terms and conditions of this Note shall be binding upon the successors and assigns of Maker and shall inure to the benefit of Lender, its successors and assigns.

(e)                                  Maker and Lender intend to comply at all times with applicable usury laws.  If at any time such laws would render usurious any amounts due under this Note under applicable law, then it is Maker’s and Lender’s express intention that Maker not be required to pay interest on this Note at a rate in excess of the maximum lawful rate, that the provisions of this Section 7(e) shall control over all other provisions of this Note which may be in apparent conflict hereunder, that such excess amount shall be immediately credited to the principal balance of this Note, and the provisions hereof shall immediately be reformed and the amounts thereafter decreased, so as to comply with the then applicable usury law, but so as to permit the recovery of the fullest amount otherwise due under this Note.

IN WITNESS WHEREOF, Maker has signed and delivered this Note as of the date first written above.

MAKER:

TRANSDIGM HOLDING COMPANY

By:	/s/ W. Nicholas Howley
Name:	W. Nicholas Howley
Title:	Chief Executive Officer